                                Exhibit 19.1
JLL INCOME PROPERTY TRUST, INC.
INSIDER TRADING POLICY STATEMENT
Amended and Restated as of May 9, 2023

It is the policy of JLL Income Property Trust, Inc. (the “Company”) that no director, officer, other employee, agent or representative of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer, other employee, agent or representative of the Company who, in the course of working for the Company, learns of material nonpublic information about a subsidiary or other affiliate of the Company or a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Directors, executive officers and any other employee, agent or representative of the Company, together with their family members, may not engage in any transaction in the Company’s securities (including a gift, contribution to a trust or similar transfer) at any time without first obtaining pre-clearance of the transaction from a compliance officer responsible for administering and monitoring this insider trading policy (the “Compliance Officer”), who shall be appointed by the Company’s Audit Committee. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Examples of information that could be regarded as material include, but are not limited to:

•Projections of future earnings or losses, or other earnings guidance;
•Exceeding the repurchase plan cap;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Extraordinary borrowings;
•Developments regarding significant litigation or government agency investigations;
•A change in management or the advisor;
•Impending bankruptcy or the existence of liquidity problems; and
•Bankruptcy of a significant tenant; and
•A material cybersecurity incident.

This list is not an exhaustive list. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information or to trade in or recommend securities to which that information relates.

The Company’s insider trading policy does not apply to the exercise of an employee stock option or independent director stock option. The policy does apply, however, to the subsequent sale of any stock received upon the exercise of an option, as well as the sale of stock as part of a broker-assisted cashless exercise of an option or to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

In addition, the Company’s insider trading policy does not apply to purchases of Company stock under the Company’s distribution reinvestment plan resulting from the reinvestment of distributions paid on Company securities. The policy does apply, however, to elections to participate in the plan or increases in the level of participation in the plan. The policy also applies to sales of any Company stock purchased pursuant to the plan.

The failure of a director, officer, other employee, agent or representative to comply with the Company’s insider trading policy may subject him or her to sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law. Each individual must acknowledge that he or she has received a copy of the Company’s insider trading policy and has read and understands the Company’s insider trading policy by signing the Receipt and Acknowledgement of the Insider Trading Policy Statement, attached hereto, and returning the same to the Compliance Officer.

RECEIPT AND ACKNOWLEDGMENT OF THE INSIDER TRADING POLICY STATEMENT

I hereby acknowledge that I have received, carefully read and understand the “Insider Trading Policy Statement” of JLL Income Property Trust, Inc. dated May 9, 2023 and will comply in all respects with all such procedures to which I am subject. I understand that the Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy Statement.

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Signature Date

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Name (please print)

VIOLATION OF THE POLICIES DESCRIBED ABOVE WILL RESULT IN SERIOUS DISCIPLINARY ACTION BY THE COMPANY AND/OR ITS SUBSIDIARIES, INCLUDING POSSIBLE DISMISSAL AND MAY RESULT IN CRIMINAL AND CIVIL PENALTIES. IF YOU HAVE ANY QUESTIONS ABOUT THESE POLICIES OR WHETHER YOU MAY BUY OR SELL ANY SECURITY AT A PARTICULAR TIME, PLEASE CONTACT THE COMPLIANCE OFFICER BEFORE YOU TAKE ANY ACTION WHICH MAY BE PROHIBITED.